                                                                       EXHIBIT 8


                    [ROPES & GRAY LETTERHEAD APPEARS HERE]



                                            March 21, 1997

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation

     We have reviewed the Prospectus which is part of Amendment No. 2, filed with the Securities and Exchange Commission on March 21, 1997, to the Registration Statement on Form S-4 (the "Registration Statement"), by which ICON Fitness Corporation (the "Company") offers to exchange its Series B Senior Discount Notes due 2006 (the "Exchange Notes") for its Series A Senior Discount Notes due 2006 (together with the Exchange Notes, the "Senior Discount Notes"), the Purchase Agreement dated November 15, 1996 regarding the issuance and sale of the Senior Discount Notes between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Indenture dated as of November 20, 1996 between the Company, as Issuer, and Fleet National Bank as Trustee, with respect to the $162,000,000 in aggregate principal amount at maturity of the Senior Discount Notes (including the form of Senior Discount Note), the Registration Rights Agreement dated as of November 20, 1996 by and between the Company and DLJ, and such other documents as we deemed necessary. Capitalized terms not defined herein are defined in the Registration Statement.

     Based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, in particular, based in part on Treasury regulations relating to original issue discount (the "OID Regulations") and on recently promulgated Treasury regulations concerning the tax treatment of exchanges and modifications of debt instruments (the "Section 1001 Regulations"), and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof, it is our opinion that the material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Discount Notes to the purchasers thereof who purchase directly from the Initial Purchaser are as follows.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of Senior Discount Notes that is for United States federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or of any state therein, (c) an estate the income of which is subject to United States federal income taxation regardless of source, or (d) a trust, if (i) a

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                  -2-                           March 21,1997


court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     Classification of the Senior Discount Notes.   Under applicable
authorities, the Senior Discount Notes should be treated as indebtedness of the Company for federal income tax purposes. In the event that the Senior Discount Notes are treated as equity, the amount treated as a distribution on any such instrument would be treated as ordinary dividend income to the extent of the current or accumulated earnings and profits of the Company.

     We understand that the Company intends to characterize the Senior Discount Notes as debt for federal income tax purposes. Pursuant to Section 385(c) of the Code, this characterization is binding on Holders of Senior Discount Notes unless such Holder discloses any inconsistent treatment on such Holder's tax return. Section 385(c) is not binding on the IRS.

     Original Issue Discount and Liquidated Damages on Senior Discount Notes. The Senior Discount Notes were issued with original issue discount ("OID"). As a result, Holders of Senior Discount Notes will be required to recognize such OID as ordinary income in advance of the receipt of the cash payments related to such income.

     The amount of OID with respect to a Senior Discount Note is equal to the difference between the instrument's stated redemption price at maturity and its issue price (defined below). For this purpose, the stated redemption price at maturity of a Senior Discount Note equals the sum of all amounts payable pursuant to the Note, regardless of whether denominated as principal or interest. The issue price of the Senior Discount Notes is the first price at which a substantial amount of the Senior Discount Notes were sold (other than to brokers, underwriters, placement agents, etc.).

     A United States Holder of a Senior Discount Note will be required to include in income, as interest, OID on the instrument, but will not be required to include in income any cash payments received by such Holder on the instrument. The amount required to be included in a Holder's income as OID in a taxable year will be determined by allocating to each day during such taxable year on which such Holder holds the Senior Discount Note, a pro rata portion of the OID on the instrument attributable to the "accrual period" (i.e., generally, the period that ends on May 15 and November 15 of each calendar year) in which such day is included. The amount of OID attributable to an accrual period will be the product of (i) the "adjusted issue price" at the beginning of such accrual period (i.e., the issue price plus OID

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                   -3-                        March 21, 1997


attributable to prior accrual periods, less any cash payments on the instrument during such prior accrual periods) multiplied by (ii) the yield to maturity of the instrument (generally determined by semiannual compounding). Special rules will apply for calculating OID for initial short or final accrual periods.

     Holders of the Senior Discount Notes may be entitled to Liquidated Damages if certain steps are not taken at specified times towards either the Exchange Offer or the effectiveness of the Shelf Registration Statement with respect to the Senior Discount Notes. According to the OID Regulations, the possibility of a payment from the borrower to the lender will not affect the yield to maturity of the Senior Discount Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such payment will occur. We understand that the Company does not intend to treat the possibility of a Liquidated Damages payment as affecting the computation of the yield to the maturity of any Senior Discount Notes. If a Holder of the Senior Discount Notes becomes entitled to a Liquidated Damages payment, then solely for purposes of determining the amount of OID, such instrument will be treated as reissued on such date for an amount equal to its adjusted issue price.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Senior Discount Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Senior Discount Note. A United States Holder's adjusted tax basis in a Senior Discount Note will generally equal the cost of the Senior Discount Note to such holder, increased by the amounts of any OID and market discount previously included in income by such holder with respect to such Senior Discount Note, and decreased by the amounts of any payments actually received by such Holder with respect to such Senior Discount Note.

     Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Senior Discount Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Senior Discount Note has been held for more than one year.

     Acquisition Premium and Market Discount.   A United States Holder who
acquires a Senior Discount Note at an acquisition premium will generally be entitled to a reduction in the amount of OID includable in such Holder's income in each year. Acquisition premium is any amount paid by the Holder for a Discount Note in excess of its adjusted issue price at the time of the acquisition.

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                  -4-                          March 21, 1997


     A United States Holder who acquires a Senior Discount Note for less than its adjusted issue price will generally be subject to the "market discount" rules. Market discount, with respect to a Senior Discount Note, is the excess of the adjusted issue price of the Senior Discount at the time of its acquisition over the amount paid by the Holder for the Senior Discount Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity (after the Holder acquired the note). If a note is subject to the market discount rules, a United States Holder will generally be required (unless the election described below is made) to (i) treat any gain realized with respect to the note as ordinary income to the extent market discount accrued during the period such Holder held the note and (ii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such Holder to purchase or carry the note until the note is disposed of in a taxable transaction. If such note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the United States Holder as if such Holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the United States Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

     Exchange for Registered Securities. The exchange by a United States Holder of an Original Note for an Exchange Note will not constitute a taxable exchange of the Original Note if the economic terms of the Exchange Note (including the interest rate) are identical to the economic terms of the Original Note. Under the Section 1001 Regulations relating to modifications and exchanges of debt instruments, even if Liquidated Damages were payable with respect to the Exchange Note but not with respect to the Original Note, as a result of a Registration Default as described in the Registration Statement, the exchange of the Original Note for an Exchange Note would not be treated as a taxable exchange, as such Liquidated Damages payments would occur pursuant to the original terms of the Original Note. Accordingly, we understand that the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange will not constitute a taxable exchange of the Senior Discount Notes.

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                  -5-                          March 21, 1997


     Classification of Senior Discount Notes as Applicable High Yield Discount Obligations. Section 163 of the Code provides that all of the OID with respect to certain "applicable high yield discount obligations" generally issued after July 10, 1989, will be bifurcated into two elements: (i) an interest element that is deductible by the issuer only when paid and (ii) a disqualified portion for which the issuer receives no deduction (the "disqualified portion"). The United States Holder of an applicable high yield discount obligation must continue to include OID on the obligation as it accrues. A corporate United States Holder of the high yield obligation, however, is allowed a dividends-received deduction for the part of the disqualified portion of the OID that would have been treated as a dividend had it been distributed by the issuing corporation with respect to its stock.

     The deduction by the Company of OID on the Senior Discount Notes will be limited because the Senior Discount Notes constitute applicable high yield discount obligations. Further, since the Senior Discount Notes are applicable high yield discount obligations, the disqualified portion of OID will equal the product of the total OID under the Senior Discount Notes times the ratio of (a) the excess of the yield to maturity over 12.90% to (b) the yield to maturity.

     Corporate United States Holders will generally be eligible for the 70% dividends- received deduction with respect to the disqualified portion of OID on a Senior Discount Note to the extent of ICON Fitness Corporation's accumulated or current earnings and profits. Although not totally clear, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under Section 1059 of the Code.

     Backup Withholding.   Certain Holders of Senior Discount Notes may be
subject to backup withholding at the rate of 31% with respect to interest (including OID) and cash received in certain circumstances upon the disposition of such securities. Generally, backup withholding is applied only when the taxpayer fails to furnish its correct taxpayer identification number (social security number or employer identification number) in the prescribed manner, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States Holder's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS. Certain Holders (including, among others, corporations) are not subject to the backup withholding requirements.

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                  -6-                          March 21, 1997


UNITED STATES FEDERAl TAXATION OF NON-UNITED STATES HOLDERS

     This section discusses special rules applicable to a Holder of Senior Discount Notes that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a Holder that is not a United States Holder.

     Interest and OID. In general, payments of interest received or of OID accrued by any Non-United States Holder will not be subject to a United States federal withholding tax, provided that (a) any such income is effectively connected with the conduct of a trade or business within the United States and the Company or its paying agent receives a properly completed Form 4224 in advance of the payments, (b)(i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Holder is not a "bank" within the meaning of Section 881(c)(3)(A), (iii) the Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (iv) either (x) the beneficial owner of the note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder on Form W-8 (or a suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Senior Discount Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Senior Discount Note or a qualifying intermediary and furnishes the payor a copy thereof, or (c) the Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Holder or such Holder's agent provides a properly executed Form 1001 in the name of the beneficial owner claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax rate at the rate of 30% (subject to reduction under an applicable income tax treaty).

     Gain on Disposition of Senior Discount Notes. A Non-United States Holder generally will not be subject to United States federal withholding tax with respect to gain recognized on disposition of the Senior Discount Notes unless
(i) in the case of a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; (ii) the Non-United States Holder is an individual who is a former citizen of the United States whose loss of citizenship within the preceding ten-year period had as one of its principal purposes the avoidance of United States tax; or (iii) in the case of gain representing accrued OID, such OID

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes Due 2006 of ICON
Fitness Corporation                  -7-                          March 21, 1997


on the Senior Discount Note does not qualify for any of the exemptions described in the preceding paragraph .

     Information Reporting and Backup Withholding. Under current Treasury regulations, backup withholding and information reporting on Form 1099 do not apply to payments made by the Company or a paying agent to Non-United States Holders if the certification described above under "Interest and OID" is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Senior Discount Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of a Senior Discount Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the Holder is a Non-United States Holder and certain other conditions are met, or the Holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies under penalties of perjury that it is a Non- United States Holder, or otherwise establishes an exemption. A Non-United States Holder may obtain a refund or a credit against such Holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

     In addition, in certain circumstances, interest on a Senior Discount Note owned by a Non-United States Holder will be required to be reported annually on Form 1042S, in which case such form will be filed with the IRS and furnished to the Non-United States Holder.

     Proposed Regulations.   The Internal Revenue Service released proposed
regulations on April 22, 1996 that would revise the procedures for withholding tax on interest and the associated backup withholding and information reporting rules described above. In particular, the regulations propose to modify the requirements imposed on a Non-United States Holder or certain intermediaries for establishing the recipient's status as a Non-United States Holder eligible for exemption from withholding tax and backup withholding. The regulations are generally proposed to be effective for payments of income made after December 31, 1997,

To Holders of Series A Senior
Discount Notes due 2006 and
Series B Senior Discount
Notes due 2006 of ICON
Fitness Corporation                  -8-                          March 21, 1997


although the effective date could be extended under proposed transition rules in particular circumstances. Non-United States Holders should consult their tax advisors to determine the effects of the potential application of the proposed regulations to their particular circumstances.

     This opinion does not address the tax consequences to any subsequent purchasers of Senior Discount Notes, and is limited to purchasers who hold the Senior Discount Notes as capital assets within the meaning of Section 1221 of the Code. This opinion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income realized with respect to a Senior Discount Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply. Moreover, this opinion does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged a risk of ownership of a Senior Discount Note).

     We undertake no responsibility to update this opinion for changes in the law or relevant facts subsequent to the date of this letter. We hereby consent to the reference to this opinion in Amendment No. 2 and the inclusion of this opinion as an exhibit thereto. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

                                         Very truly yours,

                                         /s/ Ropes & Gray
                                         ------------------
                                         ROPES & GRAY